EXHIBIT 10.46

STATEMENT OF WORK
RPI-002

This Statement of Work (“SOW”), by and between Touchpoint Metrics, Inc., dba MCorp Consulting (a California corporation), located at 201 Spear Street, Suite 1100, San Francisco, California 94105  (“the Company”), and RedPort International, LLC (a Wisconsin limited liability company), located at 833 Ottawa Trail, Madison, Wisconsin 53711 (“Contractor”) effective as of the later date signed below (“Effective Date”).

This SOW will serve as Contractor’s approval for the Company to begin work on Client Project Goals 1 through 5 and 10 and 11 as outlined in Contractor’s proposal for services to NuVision Federal Credit Union (“Client”) titled “Statement of Work for NuVision Federal Credit Union; Support of Transition to Member Centric Organization” (“Proposal”), key aspects of which are made part of this SOW by reference, the scope of which is described specifically in the following:

Project Name:
Brand Alignment and Member Experience Strategy for NuVision Federal Credit Union

Project Goals:
The Company will deliver against the following defined goals for the Client:

1.	Define (and codify) the current member experience, at both the touchpoint and attribute levels, to identify specific strengths as well as gaps between expectations and actual experience;
2.	Articulate and increase emotional brand engagement, influencing retention and advocacy – as well as desired financial behaviors - between Client and its members;
3.	Provide Client team with common tools, including artifacts such as Journey Maps, and an increased understanding of and functional expertise around the discipline of Customer Experience Management;
4.	Identify and assess those interactions and/or touchpoints which are key drivers of member loyalty or dissatisfaction, and the “behind the scenes” people, processes and systems that affect them;
5.	Articulate the experience strategy and define the ideal member experience, with a focus on delivering the “right” experiences to the “right” members, at the right times.

And in relation to the goals articulated above and in the Project Description below, contribute to:

10.	Prepare a detailed gap analysis identifying key areas for improvement;
11.	Deliver a prioritized series of recommendations in the form of a roadmap/implementation plan organized by projects with timing, sequencing and resources requirements.

Project Description:
Working with Contractor, the Company will help Client to define and deliver on the promise of a member-centric strategy. Broadly speaking, the Company will:
-	Conduct an in-depth brand and experience assessment;
-	Define the emotional connection with, and alignment of, Client’s brand with its model/ideal customers;
-	Develop a differentiated customer experience strategy;
-	Evaluate Client’s channels, touchpoints and experiences, resulting in the design of the “ideal member experience”;
-	Develop a “member experience transformation implementation roadmap.”

Phase 1, Immersion (for Member Experience Workstream Only)
Task	Company Responsibility	Contractor and Client Responsibilities
1. Assign Project Staff	· Assign Company Staff	· Assign Project Owner and Program Manager · Assign Project Administrative Support · Using ARCI format, define stakeholder roles
2. Project Kickoff and scheduling	· Participate in process to finalize timing and set goals and objectives	· Participate in process to finalize timing and set goals and objectives
3. Existing Data Analysis and Secondary Research:	· Analysis of existing Client research and current insights from customer and business data	· Provide timely access to required data
4. Stakeholder Interviews (if further needed)
· Identify interviewees
· Jointly conduct interviews to:
o Further define success metrics (KPIs), refine journey map constructs, and develop “Straw model” selection of member segments (based in part on review of value and perceived opportunity) upon which to focus research
o Further understand roles, responsibilities, work methods and key tasks and interactions with other functional areas
· Ensure stakeholders are available for interviews
5. Research Plan and Sampling Strategy	· Develop research plan and sampling strategy	· Provide customer counts and confirm audiences · Review and approve research plan
6. Review Research	· Review Research with Client Staff	· Participate in review session
Phase 2, Insights
Task	Company Responsibility	Contractor and Client Responsibilities
1. Touchpoint Mapping Workshop (Touchpoint/ Attribute Inventories)	· Conduct one day workshop to socialize customer experience among associates	· Key customer-facing and support staff to participate in workshop

2. Segmentation/Data Overlays	· Participate in file definition · Participate in defining “next level” segmentation for NuVision	· Provide customer files in required formats to 3rd party · Approve segments
3. Qualitative Customer Focus Group Research (3; ~15 participants)	· Conduct up to three qualitative online focus groups, with members representative of major retail geo-segments	· Recruit members for participation · Approve guides · “Listen” as desired
4. Quantitative Member, Prospect and Employee Research (~1,625 total)	· Conduct an online survey for members, non-members and associates, to gather quantitative experience and driver data	· Provide customer and employee files · Append files with segmentation data · Approve sample plan and survey instruments
5. Data Analysis, Summarization and Reporting (including systems identification)	· Data Analytics and Results Summary including loyalty and brand engagement drivers, touchpoint priority, gaps and opportunities across the member journey;	· Review findings
6. Persona and Journey Map Development (1 to 3, as dictated by research)
· Persona and Journey Map Development (based on psychographic segments): Up to 3 research-driven personas, and up to 3 persona-based journey maps focused on the interactions that drive (or impede) member engagement
· Review and provide input · Approve
Phase 3, Strategy
Task	Company Responsibility	Contractor and Client Responsibilities
1. Business Analysis and Findings	· Review of research data (qualitative and quantitative) through the lens of business objectives to inform strategy and design	· Review and provide input
2. Brand Alignment	· Determine the degree to which Client’s current brand is aligned with the emotional needs of Client members, including the identification of any gaps by attribute and segment	· Review and provide input
3. Experience Strategy Definition	· Articulation of member experience strategy for Client, tied back to brand and business strategy	· Review and provide input Approve

4. Ideation and Refinement Session
· Based on final strategies and analysis of business and processes, this is a hands-on working session to deepen understanding of research findings and to validate strategy, “brown-paper” ideal state journey maps and workstreams for design
· Participate in working session
Phase 4, Design
Task	Company Responsibility	Contractor and Client Responsibilities
1. Ideal State Definitions- Member Experience	· Leveraging business analysis and final experience strategy – and viewed through the lens of member-centricity best-practice – we explore and articulate “ideal state” experience	· Review and provide input
2. Experience Design (Encompassing Working Design Session and Service/Process (re)design
· Recommendations for improving member experience, including in-depth articulation of experience, based on the greatest strengths and  opportunities by lifecycle stage, jointly reviewed and refined prior to finalization and codification
· Participate in Design Session · Review and provide input on service design · Approve
3. Journey Mapping (Ideal State)
· Visual depiction of ideal attributes, influencers and touchpoints, mapped across the lifecycle by persona, including KPIs for key touchpoints, drivers (of loyalty and desired business behaviors) and journey stages
· Review and provide input · Approve
4. Stakeholder Presentation	· Executive presentation to key stakeholders	· Provide input · Approve
Phase 5, Implementation (for Member Experience Workstream Only)
Task	Company Responsibility	Contractor and Client Responsibilities
1. Prioritization Frameworks	· Agree on prioritization frameworks (with a focus on effort, impact and cost) to guide implementation planning efforts	· Review and provide input
2. Implementation Roadmap Creation	· Identify projects, workstreams and key tasks with timelines and dependencies	· Review and provide input

3. Define execution approaches	· Provide recommendations for member experience workstream as to the ways of fulfilling the implementation plan	· Review and provide input
4. Develop resource requirements	· Define key resource gaps, recommend required resources and ways to obtain them	· Review and provide input

Engagement Budget:

The total budget for this engagement is $139,453.13. This budget is presented as a fixed bid fee to complete the work outlined.  These fees would change only if the scope of work changes, and only if authorized by the Contractor in advance, through a signed Estimate Addendum. Out-of-pocket expenses are not included in the budget, and are accounted for in the “Out-of-Pocket Expenses” section below.

Payment Schedule:
Upon the Effective Date, $41,835.94 will be invoiced to Contractor by Company, and will be due upon receipt. At the end of Phase 3 (Strategy), a second invoice for $55,781.25 will be sent. Once the client has formally signed off on the Experience Design, a third invoice for $30,000 will be sent. The fourth and final invoice for the remaining $11,835.94 of the Project Fee Total will be sent upon project completion.  Unless Contractor asserts a good faith dispute in writing to Company, all invoices, except the initial invoice which is due upon receipt, and the third invoice which is due within 5 days of client signing off on the Experience Design, are due within 5 working days of Contractor receiving payment from the Client.

Out-of-Pocket Expenses:

Travel and Incidental Expenses:  All travel and incidental expenses including copies, color outputs, deliveries, phone, flights, hotels, rental cars, and meals while on site will be entered into the Expensify expense management tool.  Travel and Incidental Expenses will not exceed $5000 without prior approval from the Contractor.  Travel and Incidental Expenses will be billed monthly and will be reimbursed by the Contractor to the Company within 5 working days of Contractor receiving payment from the Client.

Other out-of-pocket expenses:  All other expense include (but are not limited to) transcription fees, data overlay fees, focus group platform fees, sample acquisition fees or remuneration will billed directly to the client (either by MCorp or by a 3rd party) and will not exceed $15,000 without prior approval of the Client.  Out-of-pocket expenses exceeding $5,000 that are agreed to in advance by Client are subject to a 50% deposit, payable to the Company prior to ordering the service.

Approvals:
The authorized approval source for Contractor is Stephen Hodgson. The current authorized approval sources for Client are Lynn Bowers and Roger Ballard.

Terms and Conditions:
This SOW is entered under and pursuant to the Services Agreement between the Company and the Contractor (“Agreement”) dated December 9, 2013, and is subject to all the terms and conditions of that Agreement.

For the Company	Accepted for Contractor
Signature MICHAEL HINSHAW	Signature STEPHEN HODGSON
Michael Hinshaw, President December 9, 2013	Stephen Hodgson, President Name, Title 12/9/2013
Date